Exhibit 5.1

FORM OF LEGAL OPINION

                          , 2006

Wentworth Energy, Inc.
115 W. 7th Street, Suite 1415
Fort Worth, Texas 76102

Dear Sirs:

We have acted as counsel to Wentworth Energy, Inc., an Oklahoma corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 122,719,790 shares of common stock (the “Shares”), par value $0.001 per share (the “Common Stock”), of the Company, of which:  (i) 30,039,285 shares are issuable or reserved for issuance upon conversion of the Company’s currently outstanding senior secured convertible promissory notes due July 2009 (the “Senior Notes”) (ii) 1,623,077 net shares are issuable or reserved for issuance upon conversion of junior secured convertible promissory notes due January, 2009 and February, 2009 (the “Junior Notes”), and 684,615 shares issued upon conversion of Junior Notes;  (iii) 81,106,073 shares are issuable or reserved for issuance upon exercise of currently outstanding warrants, issued to the holders of the Senior Notes;  (iv) 1,500,000 shares issuable or reserved for issuance upon exercise of currently outstanding warrants issued to the holders of the Junior Notes; (v) 100,000 shares issued to the holders of the Junior Notes upon issuance of the Junion Notes; (vi) 507,143 shares issued and 971,429 shares issuable or reserved for issuance upon exercise of warrants issued to an investor pursuant to a private placement of shares and convertible notes on June 20, 2006; (vi)                 shares have been issued to various individuals for investment in the Company or for services provided to the Company, and (vii)                shares are issuable or reserved for issuance upon exercise of warrants outstanding to various investors and service providers not included above.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares.  We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have reviewed Oklahoma law, including the statutory provisions, all applicable provisions of the Oklahoma Constitution and reported judicial decisions interpreting those laws.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.  We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that Shares will be issued in accordance with the terms of the respective convertible notes and warrants.

Based upon the foregoing, it is our opinion that (i) the Shares will be, when issued as contemplated by the terms of the notes, validly issued and fully paid and nonassessable; (ii) the Shares issued upon exercise of the warrants will be, when sold, paid for and issued as contemplated by the terms of the applicable warrants, validly issued and fully paid and nonassessable; and (iii) the Shares currently issued and outstanding that are included in this registration statement are validly issued, fully paid and nonassessable.

This opinion is limited to the provisions of the Oklahoma General Corporation Law, including its statutory provisions, all applicable provisions of the Oklahoma Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Validity of Common Stock” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Christopher H. Dieterich
Dieterich & Associates
Counsel to Wentworth Energy, Inc.